Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 7th day of November, 2007, by and between STATION CASINOS, INC., a Nevada corporation, with its principal offices located at 1505 South Pavilion Center Drive, Las Vegas, Nevada  89135 (the “Company”), and SCOTT M NIELSON (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement dated as of May 20, 2003, as amended by that First Amendment dated as of July 13, 2004 (collectively, the “Former Agreement”); and

WHEREAS, the Executive has agreed to continue his employment with the Company on the terms and conditions set forth herein; and

WHEREAS, the parties to this Agreement desire to replace the Former Agreement in its entirety with this Agreement, and the Former Agreement shall no longer be of any force or effect;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (each individually a “Party” and together the “Parties”) agree as follows.

1.             DEFINITIONS. In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

1.1           “Affiliate” shall mean any Person controlling, controlled by or under common control with, the Company.

1.2           “Base Salary” shall mean the salary provided for in Section 3.1 of this Agreement, as the same may be increased from time to time thereunder.

1.3           “Board” shall mean the Board of Directors of the Company.

1.4           “Cause” shall mean that the Executive:

(a)           has been convicted of any felony;

(b)           has been found unsuitable to hold a gaming license by a final non-appealable decision of the Nevada Gaming Commission; or

(c)           in carrying out his duties under this Agreement, has engaged in acts or omissions constituting gross negligence or willful misconduct resulting, in either case, in material economic harm to the Company.

1.5           “Change in Control” shall mean the following:  (A) prior to the occurrence of an Initial Public Offering (as defined in the LLC Agreement), the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” or “group” (in each case, as such term is used in Section 13(d)(3) of the Exchange Act), other than any Member of HoldCo LLC who is an Existing Equity Holder or Permitted Transferee (as defined in the LLC Agreement) of such a Member of HoldCo LLC, or an Affiliate thereof, becomes the “beneficial owner” (as such term is defined in rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the total issued and outstanding Class A Units and Class B Units of HoldCo LLC; (B) after the occurrence of an Initial Public Offering, the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any person or group, other than a Member of HoldCo LLC who is an Existing Equity Holder or Permitted Transferee of such a Member of HoldCo LLC, or any Affiliate thereof, becomes the beneficial owner of more than thirty-five percent (35%) of the total issued and outstanding shares of Voting Stock of the IPO Corporation; or (C) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of more than fifty percent (50%) (as measured by fair market value at the time of transfer) of the assets of the Company to any person (other than the Company or a Company subsidiary), other than (x) any Member of HoldCo LLC on the date hereof or Permitted Transferee of such a Member of HoldCo LLC or Affiliate thereof or (y) as part of any financing transaction engaged in by the Company or a Company subsidiary. In addition, no Change of Control shall be deemed to have occurred as a result of any reorganization of or similar transaction engaged in by the Company or any subsidiary of the Company (including in respect of an Initial Public Offering). The Executive acknowledges and agrees that the consummation of the transactions contemplated by that Agreement and Plan of Merger dated February 23, 2007, and amended as of May 4, 2007, among HoldCo LLC, FCP Acquisition Sub and the Company shall not constitute a “Change in Control” hereunder.

1.6           “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7           “Company Property” shall mean all items and materials provided by the Company to the Executive, or to which the Executive has access, in the course of his employment, including, without limitation, all files, records, documents, drawings, specifications, memoranda, notes, reports, manuals, equipment, computer disks, videotapes, drawings, blueprints and other documents and similar items relating to the Company, its Affiliates or their respective customers, whether prepared by the Executive or others, and any and all copies, abstracts and summaries thereof.

1.8           “Competing Business” shall mean any Person engaged in the gaming industry that directly or through an affiliate or subsidiary conducts its business within the Restricted Area.

1.9           “Confidential Information” shall mean all nonpublic and/or proprietary information respecting the business of the Company or any Affiliate, including, without limitation, its products, programs, projects, promotions, marketing plans and strategies, business plans or practices, business operations, employees, research and development, intellectual property, software, databases, trademarks, pricing information and accounting and financing data. Confidential Information also includes information concerning the Company’s or any Affiliate’s customers, such as their identity, address, preferences, playing patterns and ratings or any other information kept by the Company or any Affiliate concerning its customers whether or not such information has been reduced to documentary form. Confidential Information does not include information that is, or becomes, available to the public unless such availability occurs through an unauthorized act on the part of the Executive.

1.10         “Deferred Compensation Plan for Executives” shall mean the Company’s Deferred Compensation Plan for Executives, effective as of November 30, 1994, as the same may be amended from time to time.

1.11         “Disability” shall mean a physical or mental incapacity that prevents the Executive from performing the essential functions of his position with the Company for a period of ninety (90) days as determined (a) in accordance with any long-term disability plan provided by the Company of which the Executive is a participant, or (b) by the following procedure:  The Executive agrees to submit to medical examinations by a licensed healthcare professional selected by the Company, in its sole discretion, to determine whether a Disability exists. In addition, the Executive may submit to the Company documentation of a Disability, or lack thereof, from a licensed healthcare professional of his choice. Following a determination of a Disability or lack of Disability by the Company’s or the Executive’s licensed healthcare professional, the other Party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other Party. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Executive, and the opinion of such third licensed healthcare professional shall be dispositive.

1.12         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.13         “Existing Equity Holders” shall mean Frank J. Fertitta III, Blake L. Sartini, Delise F. Sartini, Lorenzo J. Fertitta, the Executive, William W. Warner and Richard J. Haskins, and their executors, administrators or the legal representatives of their estates, their heirs, distributees and beneficiaries, and any trust as to which any of the foregoing is a settlor or co-settlor and any corporation, partnership or other entity which is an affiliate of any of the foregoing, and any lineal descendants of such persons (but only to the extent that the beneficial ownership of the Class A and/or Class B Units of HoldCo LLC held by such lineal descendants was directly received by gift, trust or sale from any such person).

1.14         “Good Reason,” as used in Section 7.2, shall mean and exist if there has been a Change in Control and, thereafter, without the Executive’s prior written consent, one or more of the following events occurs:

(a)           the Executive is assigned duties or responsibilities that are inconsistent, in any significant respect, with the position of a senior manager;

(b)           the Executive is required to relocate from, or maintain his principal office outside of, Clark County, Nevada;

(c)           the Executive’s Base Salary is decreased by the Company;

(d)           the Executive is excluded from participation in any employee benefit or short-term incentive plan or program offered to other similarly situated executives of the Company or his benefits under such plans or programs or opportunities under any employee benefit or incentive plan or program of the Company is or are materially reduced;

(e)           the Company fails to pay the Executive any deferred payments that have become payable under the Deferred Compensation Plan for Executives or other bonus or incentive plans;

(f)            the Company fails to reimburse the Executive for business expenses in accordance with the Company’s policies, procedures or practices;

(g)           the Company fails to agree to or to actually indemnify the Executive for his actions and/or inactions, as either a director or an officer of the Company, in accordance with Section 10, and/or the Company fails to maintain reasonably sufficient levels of directors’ and officers’ liability insurance coverage for the Executive when such insurance is available; or

(h)           the Company fails to obtain a written agreement from any successor or assign of the Company to assume the obligations under this Agreement upon a Change in Control.

For purposes of this Agreement, a determination by the Executive that the Executive has “Good Reason” shall be final and binding on the Company and the Executive absent a showing of bad faith on the part of the Executive.

1.15         “HoldCo LLC” shall mean Fertitta Colony Partners LLC.

1.16         “IPO Corporation” shall mean the Company (or Affiliate thereof) which is the issuer of the equity interests offered and sold in the Initial Public Offering.

1.17         “LLC Agreement” shall mean that Second Amended and Restated Operating Agreement of Fertitta Colony Partners LLC, dated of even date herewith, as the same may be amended from time to time in accordance with the terms thereof.

1.18         [Intentionally omitted.]

1.19         “Person” shall mean any individual, firm, partnership, association, trust, company, corporation or other entity.

1.20         “Pro Rata Annual Bonus” shall mean the amount of Annual Bonus, multiplied by a fraction, the numerator of which is the number of days in such year during which the Executive was actually employed by the Company and the denominator of which is 365.

1.21         “Restricted Area” shall mean (a) the City of Las Vegas, Nevada, and the area within a forty-five (45) mile radius of that city, and (b) any area in or within a one hundred fifty (150) mile radius of any other location in which the Company or any of its Affiliates are directly or indirectly engaged in the development, ownership, operation or management of any gaming activities or is actively pursuing any such activities; provided, however, that in the event the Executive voluntarily terminates this Agreement pursuant to Sections 6.3, 7.2 or 7.3, the Restricted Area shall (a) after the first twelve (12) months of the Restriction Period, exclude the Las Vegas Strip (which is defined as that area bounded by Koval Lane and straight extensions thereof on the East, Charleston Boulevard on the North, I-15 on the West, and Sunset Road on the South) and (b) after a Change in Control, exclude Downtown Las Vegas (which is defined as that area bounded by Eastern Avenue and straight extensions thereof on the East, I-515 (U.S. Highway 93/95) on the North, I-15 on the West, and Charleston Boulevard on the South).

1.22         “Restriction Period” shall mean the period ending twenty-four (24) months after the termination or expiration of the Term of Employment, regardless of the reason for such termination or expiration.

1.23         “Special Long-Term Disability Plan” shall mean the Company’s Special Long-Term Disability Plan, effective as of November 30, 1994, as the same may be amended from time to time.

1.24         “Sponsor Equity Holder” shall mean the affiliates of Colony Capital, LLC, including FC Investor, LLC and its affiliated funds and controlled accounts.

1.25         “Supplemental Management Retirement Plan” shall mean the Company’s Supplemental Management Retirement Plan, effective as of November 30, 1994, as the same may be amended from time to time.

1.26         “Target Annual Bonus” shall mean an amount that is no less than one hundred percent (100%) of the Executive’s then current Base Salary.

1.27         “Term of Employment” shall mean the period specified in Section 2.2.

1.28         “Voting Stock” shall mean capital stock or other equity interests of any class or classes whose holders are entitled under ordinary circumstances (irrespective of whether at the time stock or other equity interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) to vote for the election of a majority of the directors, managers, trustees or other governing body of such Person.

2.             TERM OF EMPLOYMENT, POSITION AND RESPONSIBILITIES.

2.1           Employment Accepted. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the Term of Employment, in the position and with the responsibilities set forth in Section 2.3 and upon such other terms and conditions as are stated in this Agreement.

2.2           Term of Employment. The initial Term of Employment shall commence upon the date of this Agreement and, unless earlier terminated pursuant to the provisions of this Agreement, shall terminate upon the close of business on the day immediately preceding the fifth anniversary of the date of this Agreement; provided, however, that the initial Term of Employment shall automatically be extended for successive five-year periods if neither Party has advised the other in writing in accordance with Section 14 at least six (6) months prior to the end of the then current Term of Employment that such Term of Employment will not be extended for an additional five year period. In the event that such notice is given, (i) the Executive’s employment shall terminate upon the close of business on the day immediately preceding the expiration of the then current Term of Employment, and (ii) the Executive shall not be entitled to any additional compensation hereunder after the expiration thereof, but such termination of employment shall not otherwise affect accrued but unpaid compensation or benefits provided under this Agreement or pursuant to any Company plan or program.

2.3           Responsibilities. During the Term of Employment, the Executive shall be employed as Executive Vice President and Chief Development Officer, or in such other capacity as the Company may direct, and shall have such responsibilities as the Company may direct from time to time. During the Term of Employment, the Executive shall devote his full time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the Company’s interests. Anything herein to the contrary notwithstanding, the Executive shall not be precluded from engaging in charitable and community affairs and managing his personal investments. It is expressly understood and agreed that, to the extent any such activities have been conducted by the Executive prior to the date of this Agreement and disclosed to the Board, the continued conduct of such activities (or activities similar in nature and scope thereto) after the date of this Agreement shall be deemed not to interfere with the Executive’s duties and obligations to the Company under this Agreement. The Executive also may serve as a member of the board of directors of other corporations, subject to the approval of a majority of the Board, which approval shall not be unreasonably withheld or delayed.

3.             COMPENSATION.

3.1           Base Salary. During the Term of Employment, the Executive shall be entitled to receive a base salary (the “Base Salary”) payable no less frequently than in equal bi-weekly installments at an annualized rate of no less than $960,000. The Base Salary shall be reviewed annually for increase (but not decrease) in the discretion of the Board. In conducting any such annual review, the Board shall take into account any change in the Executive’s responsibilities, increases in the compensation of other executives of the Company or any Affiliate (or any competitor(s) of either or both), the performance of the Executive and/or other pertinent factors. Such increased Base Salary shall then constitute the Executive’s “Base Salary” for purposes of this Agreement.

3.2           Annual Bonus. The Company may pay the Executive an annual bonus (the “Annual Bonus”) for each calendar year ending during the Term of Employment in an amount that will be determined by the Board based on the Executive’s performance. Any Annual Bonus that may be awarded to the Executive shall be paid at the same time as annual bonuses are paid to other senior officers of the Company, and in any event no later than March 1 of the year following the calendar year in which such bonus is earned, unless the Executive has elected to defer receipt of all or part of the bonus amounts to which he is entitled in respect of any such calendar year in accordance with the terms and provisions of any deferred compensation program maintained by the Company.

3.3           Deferred Compensation. The Executive shall be eligible to participate in the Company’s Deferred Compensation Plan for Executives, and any other deferred compensation plans that the Company may adopt for executives, pursuant to the terms of the plans.

4.             EMPLOYEE BENEFIT PROGRAMS.

4.1           Pension and Welfare Benefit Plans. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit programs made available to the Company’s executives or salaried employees generally, as such programs may be in effect from time to time, including, without limitation, pension and other retirement plans, profit sharing plans, group life insurance, group health insurance, accidental death and dismemberment insurance, long-term disability, sick leave (including salary continuation arrangements), vacations, holidays and other employee benefit programs sponsored by the Company.

4.2           Additional Pension and Welfare Benefits. In addition to the foregoing, the Company shall provide the Executive with the following benefits:

(a)           Executive Group Health Insurance Coverage pursuant to such other plan or plans as the Company may select, and which shall be fully paid for by the Company;

(b)           full salary continuation during the first ninety (90) days of any physical or mental incapacity that prevents the Executive from performing his duties and, for any Disability that continues thereafter, benefits pursuant to the Company’s Special Long-Term Disability Plan and any other long-term disability benefits pursuant to any other disability plan of which the Executive is a participant;

(c)           an annual supplemental retirement benefit as set forth in the Supplemental Management Retirement Plan, in addition to any other benefit pursuant to any other retirement plan under which the Executive is covered; provided, however, that the Supplemental Management Retirement Plan may not be amended or modified in any respect without the prior written consent of the Executive; and

(d)           term life insurance coverage, through individual and/or group policies, in an aggregate amount of not less than $7.5 million.

5.             BUSINESS EXPENSE REIMBURSEMENT AND PERQUISITES.

5.1           Expense Reimbursement. During the Term of Employment, the Executive shall be entitled to receive reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, subject to providing the proper documentation of said expenses.

5.2           Perquisites. During the Term of Employment, the Executive shall also be entitled to any of the Company’s executive perquisites in accordance with the terms and provisions of the applicable policies, including, without limitation:

(a)           vacation of four weeks per year;

(b)           payment or reimbursement of the cost of an annual physical examination;

(c)           payment or reimbursement of initiation fees and annual membership fees and assessments for a country club, a luncheon club and a physical fitness program of the Executive’s choice; and

(d)           payment or reimbursement of fees and expenses, up to a maximum amount of $2500.00, incurred in connection with having this Agreement reviewed by legal counsel prior to execution.

6.             TERMINATION OF EMPLOYMENT.

6.1           Termination Due to Death or Disability. The Executive’s employment shall be terminated immediately in the event of his death or Disability. In the event of a termination due to the Executive’s death or Disability, the Executive or his estate, as the case may be, shall be entitled, in lieu of any other compensation whatsoever, to:

(a)           Base Salary at the rate in effect at the time of his termination until the date of death or Disability;

(b)           any Annual Bonus awarded but not yet paid;

(c)           a Pro Rata Annual Bonus for the fiscal year in which death or Disability occurs;

(d)           immediate vesting of any deferred compensation or bonuses, including interest or other credits on the deferred amounts to the extent provided in the plans or programs providing for deferral;

(e)           reimbursement of expenses incurred but not paid prior to such termination of employment; and

(f)            such rights to other benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and provisions of such plans and programs.

6.2           Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause at any time during the Term of Employment by giving written notice to the Executive. In the event of a termination for Cause, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever, to:

(a)           Base Salary at the rate in effect at the time of his termination through the date of termination of employment;

(b)           any Annual Bonus awarded but not yet paid;

(c)           immediate vesting of any deferred compensation or bonuses, including interest or other credits on the deferred amounts to the extent provided in the plans or programs providing for deferral;

(d)           reimbursement for expenses incurred but not paid prior to such termination of employment; and

(e)           such rights to other benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs.

Notwithstanding anything to the contrary in this Section 6.2, if the Executive’s employment is terminated for Cause (i) due to his having been formally charged pursuant to Section 1.4(a) but thereafter said charges are dismissed or the Executive is acquitted, or (ii) due to his having been convicted pursuant to Section 1.4(a) but said conviction is subsequently overturned on appeal and he is not required to submit to re-trial within six (6) months thereafter, the Company shall have the option of reinstating the Executive with payment of all base salary payments that would have been paid to him had his employment not been terminated and restoration of all benefits provided for pursuant to Section 4, or making a payment to him of an amount equal to three times one hundred sixty percent (160%) of the Executive’s Base Salary at the rate in effect at the time of his termination.

6.3           Termination by the Executive. The Executive may terminate his employment on his own initiative for any reason prior to a Change in Control upon thirty (30) days prior written notice to the Company. Such termination shall have the same consequences as a termination for Cause under Section 6.2, except that the Executive shall not be entitled to immediate vesting of any deferred compensation or bonuses as provided or permitted is Section 6.2(c).

6.4           Termination by the Company Without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive’s employment without Cause, other than due to death or Disability, at any time during the Term of Employment by giving written notice to the Executive. In the event that the Company terminates the Executive’s employment without Cause prior to a Change in Control, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever, to:

(a)           an amount equal to three times one hundred sixty percent (160%) of the Executive’s Base Salary at the rate in effect at the time of his termination, one-third of which shall be paid in a lump sum upon satisfaction of the conditions set forth in Section 8.3, and the other two-thirds of which shall be paid out in equal bi-weekly installments for the duration of the Restriction Period;

(b)           any Annual Bonus awarded but not yet paid and a Pro Rata Annual Bonus for the fiscal year in which such termination of employment occurs;

(c)           immediate vesting of any deferred compensation or bonuses, including interest or other credits on the deferred amounts, to the extent provided in the plans or programs providing for deferral;

(d)           exercise, within one hundred eighty (180) days, all vested stock options, phantom stock units, stock appreciation rights and other exercisable stock-based or performance-based interests, and shall forfeit all stock options, phantom stock units, stock appreciation rights and other exercisable stock-based or performance-based interests that have not vested;

(e)           reimbursement for expenses incurred but not paid prior to such termination of employment; and

(f)            continuation of the Executive’s medical insurance, at the Company’s expense, for thirty-six (36) months following such termination or, at the Company’s option, payment to the Executive of the economic equivalent thereof.

6.5           Termination Due to Expiration of the Term of Employment. If either Party elects not to extend the initial Term of Employment or any successive Term of Employment, the Executive shall not be entitled to any additional compensation after the expiration thereof, but such termination of employment shall not otherwise affect accrued but unpaid compensation or benefits provided under this Agreement or pursuant to any Company plan or program.

7.             CHANGE IN CONTROL.

7.1           Change in Control. Immediately upon a Change in Control, in addition to any other compensation or benefits payable pursuant to this Agreement or otherwise, the Executive shall be entitled to (a) immediate vesting of all restricted stock, stock options, phantom stock units, stock appreciation rights and similar stock-based or performance-based interests and (b) immediate vesting of any deferred compensation or bonuses, including interest or other credits on the deferred amounts to the extent provided for in the plans or programs providing for deferral.

7.2           Termination by the Company Without Cause or by the Executive for Good Reason After a Change in Control. If within five years following a Change in Control, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled, in addition to any compensation and benefits provided pursuant to Section 7.1, but in lieu of any other compensation and benefits whatsoever, to:

(a)           a lump sum payment equal to the greater of (i) three times one hundred sixty percent (160%) of the Executive’s Base Salary at the time of the Change in Control or (ii) three times one hundred sixty percent (160%) of the Executive’s Base Salary at the time of the termination of his employment;

(b)           a Pro Rata Annual Bonus for the fiscal year in which such termination of employment occurs;

(c)           any deferred bonus, including interest or other credits on the deferred amounts to the extent provided in the plans or programs providing for deferral;

(d)           exercise, within one hundred eighty (180) days, all vested stock options, phantom stock units, stock appreciation rights and other exercisable stock-based or performance-based interests;

(e)           immediate vesting of the Executive’s supplemental retirement benefit as set forth in the Supplemental Management Retirement Plan;

(f)            (i) continued funding of the Executive’s term life insurance policy as if the Executive were employed by the Company through the maturity date of such policy or payment in full of all premium obligations under such policy, or (ii) at the Executive’s option, a lump-sum payment to the Executive of the economic equivalent thereof, as if the Executive were employed by the Company through the maturity date of such policy; and

(g)           (i) continuation of the Executive’s medical insurance, at the Company’s expense, for thirty-six (36) months following such termination, or (ii) at the Executive’s option, a lump-sum payment to the Executive of the economic equivalent thereof.

7.3           Termination by Executive without Good Reason After a Change in Control. If the Executive terminates his employment without Good Reason within ninety (90) days following the first anniversary of a Change in Control, the Executive shall be entitled, in addition to any compensation and benefits provided pursuant to Section 7.1, but in lieu of any other compensation and benefits whatsoever, to:

(a)           an amount equal to the greater of (i) three times one hundred sixty percent (160%) of the Executive’s Base Salary at the time of the Change in Control or (ii) three times one hundred sixty percent (160%) of the Executive’s Base Salary at the time of the termination of his employment;

(b)           a Pro Rata Annual Bonus for the fiscal year in which such termination of employment occurs;

(c)           any deferred bonus, including interest or other credits on the deferred amounts to the extent provided in the plans or programs providing for deferral;

(d)           exercise, within one hundred eighty (180) days, all vested stock options, phantom stock units, stock appreciation rights and other exercisable stock-based or performance-based interests;

(e)           immediate vesting of the Executive’s supplemental retirement benefit as set forth in the Supplemental Management Retirement Plan;

(f)            (i) continued funding of the Executive’s term life insurance policy as if the Executive were employed by the Company through the maturity date of such policy or payment in full of all premium obligations under such policy, or (ii) at the Executive’s option, a lump-sum payment to the Executive of the economic equivalent thereof, as if the Executive were employed by the Company through the maturity date of such policy; and

(g)           (i) continuation of the Executive’s medical insurance, at the Company’s expense, for thirty-six (36) months following such termination, or (ii) at the Executive’s option, a lump-sum payment to the Executive of the economic equivalent thereof.

7.4           Termination for Other Reasons After a Change in Control. If the Executive’s employment is terminated by the Company after a Change in Control for any reason not otherwise provided for by Section 7.2 or Section 7.3, his rights shall be determined in accordance with the applicable subsection of Section 6.

8.             CONDITIONS TO PAYMENTS.

8.1           Timing of Payments. Unless otherwise provided herein, any payments to which the Executive shall be entitled under Sections 6 and 7 shall be payable upon the satisfaction of the conditions set forth in Section 8.3.

8.2           No Mitigation; No Offset. In the event of any termination of employment under Sections 6 or 7, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to the Executive on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Notwithstanding any contrary provision contained herein, in the event of any termination of employment of the Executive, the exclusive remedies available to the Executive shall be the amounts due under Sections 6 or 7, which are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. In the event of a termination of this Agreement, neither Party shall publish in any way or make any negative comment or statement about the other Party or concerning the reasons for such termination. The provisions of this Section 8.2 shall survive the expiration or earlier termination of this Agreement.

8.3           General Release. No payments or benefits payable to the Executive upon the termination of his employment pursuant to Sections 6 or 7 shall be made to the Executive unless and until he executes a general release substantially in the form annexed to this Agreement as Exhibit A and such general release becomes effective pursuant to its terms.

8.4           Compliance with the Agreement. No payments or benefits payable to the Executive upon the termination of his employment pursuant to Sections 6 or 7 shall be made to the Executive if he fails to comply with all of the terms and conditions of this Agreement, including, without limitation, Sections 11 and 12.

8.5           Continuing Obligations of Executive. No act or omission by the Executive in breach of this Agreement, including, without limitation his failure to execute the general release and the resulting forfeiture of termination payments, shall be deemed to permit the Executive to forego or waive such payments in order to avoid his obligations under Section 11.

9.             SPECIAL REIMBURSEMENT.

9.1           If any payment or benefit paid or payable, or received or to be received, by or on behalf of the Executive , whether any such payments or benefits are pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement of or with the Company, any Affiliate, any Person, or otherwise (the “Total Payments”), will or would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon or in respect of the Total Payments and the Gross-Up Payments, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed thereon, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

9.2           For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(a)           the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company and reasonably acceptable to the Executive (which opinion shall be provided to the Executive) such Total Payments (in whole or in part) (i) do not constitute parachute payments, including (without limitation) by reason of Section 280G(b)(4)(A) of the Code, (ii) such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, or (iii) are not, in the opinion of legal counsel, otherwise subject to the Excise Tax, and

(b)           the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

9.3           In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the initial Gross-Up Payment), the Company shall make an additional Gross-Up Payment in accordance with Section 9.1 in respect of such excess Excise Tax (plus any interest, penalties or additions payable by the Executive with respect to such excess Excise Tax) at the time that the amount of such excess Excise Tax is finally determined. The Executive and the Company shall each reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of any such subsequent liability for Excise Tax with respect to the Total Payments.

10.           INDEMNIFICATION.

10.1         General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Indemnifiable Action”), by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Indemnifiable Action is alleged action in an official capacity as a director, officer, member, employee or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law and the Company’s bylaws, as the same exist or may hereafter be amended (but, in the case of any such amendment to the Company’s bylaws, only to the extent such amendment permits the Company to provide broader indemnification rights than the Company’s bylaws permitted the Company to provide before such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith.

10.2         Procedure. The indemnification provided pursuant to this Section 10 shall be subject to the following conditions:

(a)           The Executive must promptly give the Company written notice of any actual or threatened Indemnifiable Action and, upon providing such notice, the Executive shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption in reaching any contrary determination; provided, however, that the Executive’s failure to give such notice shall not affect the Company’s obligations hereunder;

(b)           The Company will be permitted, at its option, to participate in, or to assume, the defense of any Indemnifiable Action, with counsel reasonably approved by the Executive; provided, however, that (i) the Executive shall have the right to employ his own counsel in such Indemnifiable Action at the Executive’s expense, and (ii) if (A) the retention of counsel by the Executive has been previously authorized in writing by the Company, (B) the Executive shall have concluded, based on the advice of his legal counsel, that there may be a conflict of interest between the Company and the Executive in the conduct of any such defense, or (C) the Company shall not, in fact, have retained counsel to assume the defense of such

Indemnifiable Action, the fees and expenses of the Executive’s counsel shall be at the expense of the Company; and provided, further, that the Company shall not settle any action or claim that would impose any limitation or penalty on the Executive without obtaining the Executive’s prior written consent, which consent shall not be unreasonably withheld;

(c)           The Executive must provide reasonable cooperation to the Company in the defense of any Indemnifiable Action; and

(d)           The Executive must refrain from settling any Indemnifiable Action without obtaining the Company’s prior written consent, which consent shall not be unreasonably withheld.

10.3         Advancement of Costs and Expenses. The Company agrees to advance all costs and expenses referred to in Sections 10.1 and 10.6; provided, however, that the Executive agrees to repay to the Company any amounts so advanced only if, and to the extent that, it shall ultimately be determined by a court of competent jurisdiction that the Executive is not entitled to be indemnified by the Company as authorized by this Agreement. The advances to be made hereunder shall be paid by the Company to or on behalf of the Executive within twenty (20) days following delivery of a written request therefore by the Executive to the Company. The Executive’s entitlement to advancement of costs and expenses hereunder shall include those incurred in connection with any action, suit or proceeding by the Executive seeking a determination, adjudication or arbitration award with respect to his rights and/or obligations under this Section 10.

10.4         Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending an Indemnifiable Action in advance of its final disposition conferred in this Section 10 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

10.5         D&O Insurance. The Company will maintain a directors’ and officers’ liability insurance policy covering the Executive that provides coverage that is reasonable in relation to the Executive’s position during the Term of Employment.

10.6         Witness Expenses. Notwithstanding any other provision of this Agreement, the Company shall indemnify the Executive if and whenever he is a witness or threatened to be made a witness to any action, suit or proceeding to which the Executive is not a party, by reason of the fact that the Executive is or was a director or officer of the Company or its Affiliates or by reason of anything done or not done by him in such capacity, against all expense, liability and loss incurred or suffered by the Executive in connection therewith; provided, however, that if the Executive is no longer employed by the Company, the Company will compensate him, on an hourly basis, for all time spent, at either his then current compensation rate or his Base Salary at the rate in effect as of the termination of his employment, whichever is higher.

10.7         Survival. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement, regardless of the reason for such termination.

11.           COVENANT NOT ENGAGE IN CERTAIN ACTS.

11.1         General. The Parties understand and agree that the purpose of the restrictions contained in this Section 11 is to protect the goodwill and other legitimate business interests of the Company, and that the Company would not have entered into this Agreement in the absence of such restrictions. The Executive acknowledges and agrees that the restrictions are reasonable and do not, and will not, unduly impair his ability to make a living after the termination of his employment with the Company. The provisions of this Section 11 shall survive the expiration or sooner termination of this Agreement.

11.2         Non-assistance; Non-diversion. In consideration for this Agreement to employ the Executive and the other valuable consideration provided hereunder, the Executive agrees and covenants that during the Term of Employment and during the Restriction Period, and except when acting on behalf of the Company or on behalf of any Affiliate, the Executive shall not, directly or indirectly, for himself or any third party, or alone or as a member of a partnership, or as an officer, director, shareholder or otherwise, engage in the following acts:

(a)           divert or attempt to divert any existing business of the Company or any Affiliate;

(b)           accept any position or affiliation with, or render any services on behalf of, any Competing Business; or

(c)           hire or retain any employee of the Company or any Affiliate to provide services for any other Person or induce, solicit, attempt to solicit, encourage, divert, cause or attempt to cause any employee or prospective employee of the Company or any Affiliate to (i) terminate and/or leave such employment, or (ii) accept employment with anyone other than the Company or an Affiliate.

Notwithstanding the foregoing, the Executive’s private practice of law (in which he shall be permitted to represent any Competing Business so long as (i) the Executive obtains the prior written consent of the Company after full disclosure in each case in which such representation could be adverse to or in conflict with the interests of the Company and (ii) the Executive does not divulge or use any Confidential Information in connection with such representation) during the Restriction Period shall not be deemed to be a violation of Section 11.2(a) or (b)

11.3         Cessation/Reimbursement of Payments. If the Executive violates any provision of this Section 11, the Company may, upon giving written notice to the Executive, immediately cease all payments and benefits that it may be providing to the Executive pursuant to Section 3, Section 6 or Section 7.2, and the Executive may be required to reimburse the Company for any payments received from, and the cash value of any benefits provided by, the Company between the first day of the violation and the date such notice is given; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the

Company and shall not be deemed to permit the Executive to forego or waive such payments in order to avoid his obligations under this Section 11.

11.4         Survival. The Executive agrees that the provisions of this Section 11 shall survive the termination of this Agreement and the termination of the Executive’s employment.

12.           CONFIDENTIAL INFORMATION.

12.1         Confidential Information. The Executive understands and acknowledges that Confidential Information constitutes a valuable asset of the Company and its Affiliates and may not be converted to the Executive’s own or any third party’s use. Accordingly, the Executive hereby agrees that he shall not directly or indirectly, during the Term of Employment or any time thereafter, disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. The Executive further agrees that he shall not directly or indirectly, during the Term of Employment or any time thereafter, use or make use of any Confidential Information in connection with any business activity other than that of the Company. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or the Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

12.2         Company Property. All Company Property is and shall remain exclusively the property of the Company. Unless authorized in writing to the contrary, the Executive shall promptly, and without charge, deliver to the Company on the termination of employment hereunder, or at any other time the Company may so request, all Company Property that the Executive may then possess or have under his control.

12.3         Required Disclosure. In the event the Executive is required by law or court order to disclose any Confidential Information or to produce any Company Property, the Executive shall promptly notify the Company of such requirement and provide the Company with a copy of any court order or of any law which requires such disclosure and, if the Company so elects, to the extent permitted by applicable law, give the Company an adequate opportunity, at its own expense, to contest such law or court order prior to any such required disclosure or production by the Executive.

12.4         Survival. The Executive agrees that the provisions of this Section 12 shall survive the termination of this Agreement and the termination of the Executive’s employment to the extent provided above.

13.           MUTUAL ARBITRATION AGREEMENT.

13.1         Arbitrable Claims. All disputes between the Executive (and his attorneys, successors, and assigns) and the Company (and its trustees, beneficiaries, officers, directors, managers, affiliates, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of the Executive, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by binding arbitration as set forth in this Section 13 (the “Mutual Arbitration Agreement”).

Arbitrable Claims shall include, but are not limited to, claims for compensation, claims for breach of any contract or covenant (express or implied), and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute or regulation, but shall not include the Company’s right to seek injunctive relief as provided in Section 15. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY IN REGARD TO ARBITRABLE CLAIMS, EXCEPT AS PROVIDED BY SECTION 13.4.

13.2         Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented in this Agreement. Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither Party shall initiate or prosecute any lawsuit, appeal or administrative action in any way related to an Arbitrable Claim. The initiating Party must file and serve an arbitration claim within sixty (60) days of learning the facts giving rise to the alleged claim. All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada. The Federal Arbitration Act shall govern the interpretation and enforcement of this Agreement. The fees of the arbitrator shall be divided equally between both Parties.

13.3         Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter and content thereof shall not be disclosed to any Person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator and, if involved, the court and court staff.

13.4         Applicability. This Section 13 shall apply to all disputes under this Agreement other than disputes relating to the enforcement of the Company’s rights under Sections 11 and 12 of this Agreement.

13.5         Acknowledgements. The Executive acknowledges that he:

(a)           has carefully read this Section 13;

(b)           understands its terms and conditions; and

(c)           has entered into this Mutual Arbitration Agreement voluntarily and not in reliance on any promises or representations made by the Company other than those contained in this Mutual Arbitration Agreement.

14.           NOTICES. All notices, demands and requests required or permitted to be given to either Party under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

If to the Company:	Station Casinos, Inc.
1505 S. Pavilion Center Drive

Las Vegas, NV 89135
Attention: Richard J. Haskins

With a copy to:	Milbank, Tweed, Hadley & McCloy
601 South Figueroa Street, 30th Floor
Los Angeles, CA 90017
Attention: Kenneth J. Baronsky

If to the Executive:	Scott M Nielson
1505 S. Pavilion Center Drive
Las Vegas, NV 89135

15.           RIGHT TO SEEK INJUNCTIVE RELIEF. The Executive acknowledges that a violation on his part of any of the covenants contained in Sections 11 and 12 would cause immeasurable and irreparable damage to the Company. The Executive accordingly agrees and hereby grants his consent that, without limiting the remedies available to the Company, any actual or threatened violation of such covenants may be enforced by injunctive relief or by other equitable remedies issued or ordered by any court of competent jurisdiction.

16.           EMPLOYEE BENEFIT PLAN DOCUMENTS. In the event that any provision of this Agreement conflicts with the terms and provisions of any employee benefit plan document, the provisions of this Agreement shall govern; and the Company shall take any and all actions that may be necessary, including amendment of any plan document, to effect the provision of benefits expressly provided upon termination of the Executive’s employment pursuant to Sections 6 and 7.

17.           BENEFICIARIES/REFERENCES. The Executive shall be entitled to select a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

18.           SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 18 are in addition to the survivorship provisions of any other Section of this Agreement.

19.           REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or its obligations under this Agreement will not violate any agreement between that Party and any other Person.

20.           ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the

Parties with respect thereto. No representations, inducements, promises or agreements not embodied herein shall be of any force or effect.

21.           ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns; provided, however, that no rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive, other than rights to compensation and benefits hereunder, which may be transferred only by will or operation of law and subject to the limitations of this Agreement; and provided, further, that no rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. Upon the consummation of the Initial Public Offering, this Agreement shall be assumed by the IPO Corporation and the Company and any other Company Affiliate having obligations hereunder shall thereupon be released from any liabilities or obligations hereunder.

22.           AMENDMENT OR WAIVER. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by both Parties. No waiver by one Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. No failure of the Company to exercise any power given it hereunder or to insist upon strict compliance by the Executive with any obligation hereunder, and no custom or practice at variance with the terms hereof, shall constitute a waiver of the right of the Company to demand strict compliance with the terms hereof.

23.           SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

24.           SECTION 409A. Notwithstanding anything in this Agreement to the contrary, no payment under this Agreement shall be made to the Executive at a time or in a form that would subject Executive to the penalty tax of Section 409A of the Code (the “409A Tax”). If any payment under any other provision of this Agreement would, if paid at the time or in the form called for under such provision, subject the Executive to the 409A Tax, such payment (the “Deferred Amount”) shall instead be paid at the earliest time that it could be paid without subjecting the Executive to the 409A Tax, and shall be paid in a form that would not subject the Executive to the 409A Tax. The Deferred Amount shall accrue simple interest at the prime rate of interest as published by Bank of America N.A. (or its successor) during the deferral period and shall be paid with the Deferred Amount. The Company will place an amount in a “rabbi trust” with Towers Perrin (or such other trustee mutually acceptable to the Company and the Executive) equal to the Deferred Amount, plus the interest that will accrue thereon

25.           GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without reference to the principles of conflict of laws thereof. In the event of any dispute or controversy arising out of or relating to this Agreement that is not an arbitrable claim, the Parties mutually and irrevocably consent to, and waive any objection to, the exclusive jurisdiction of any court of competent jurisdiction in Clark County, Nevada, to resolve such dispute or controversy.

26.           HEADINGS. The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

27.           COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement with the same effect as if all Parties had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

28.           ACKNOWLEDGEMENT. The Executive represents and acknowledges the following:

(a)           he has carefully read this Agreement in its entirety;

(b)           he understands the terms and conditions contained herein;

(c)           he has had the opportunity to review this Agreement with legal counsel of his own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

(d)           he is entering into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

STATION CASINOS, INC.

By:	/s/ Richard J. Haskins
Name:	Richard J. Haskins
Title:	Executive Vice President,
General Counsel and Secretary

/s/ Scott M Nielson
SCOTT M NIELSON

GUARANTEE

Fertitta Colony Partners LLC, a Nevada limited liability company, hereby, to the fullest extent permitted by applicable law, irrevocably and unconditionally guarantees to the Executive the prompt performance and payment in full when due of all obligations of the Company to the Executive under this Employment Agreement; provided, however, that upon an Initial Public Offering, such Guarantee shall automatically terminate and be of no further force or effect.

FERTITTA COLONY PARTNERS LLC

By:	/s/ Lorenzo J. Fertitta
Name:	Lorenzo J. Fertitta
Title:	Vice President

EXHIBIT “A”

GENERAL RELEASE AND COVENANT NOT TO SUE

This GENERAL RELEASE AND COVENANT NOT TO SUE (this “Release”) is executed and delivered by SCOTT M NIELSON (the “Executive”) to STATION CASINOS, INC., a Nevada corporation (the “Company”).

In consideration of the agreement by the Company to provide the separation payments and benefits in Section 6 and Section 7 of the Employment Agreement between the Executive and the Company, dated as of November 7, 2007 (the “Employment Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive hereby agrees as follows:

1.             RELEASE AND COVENANT. THE EXECUTIVE, OF HIS OWN FREE WILL, VOLUNTARILY RELEASES AND FOREVER DISCHARGES THE COMPANY AND ITS SUBSIDIARIES AND AFFILIATES, AND EACH OF THEIR RESPECTIVE PAST AND PRESENT AGENTS, EMPLOYEES, MANAGERS, REPRESENTATIVES, OFFICERS, DIRECTORS, ATTORNEYS, ACCOUNTANTS, TRUSTEES, SHAREHOLDERS, PARTNERS, INSURERS, HEIRS, PREDECESSORS-IN-INTEREST, ADVISORS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”) FROM, AND COVENANTS NOT TO SUE OR PROCEED AGAINST ANY OF THE FOREGOING ON THE BASIS OF, ANY AND ALL PAST OR PRESENT CAUSES OF ACTION, SUITS, AGREEMENTS OR OTHER RIGHTS OR CLAIMS WHICH THE EXECUTIVE, HIS DEPENDENTS, RELATIVES, HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS HAS OR HAVE AGAINST ANY OF THE RELEASED PARTIES UPON OR BY REASON OF ANY MATTER ARISING OUT OF HIS EMPLOYMENT BY THE COMPANY AND THE CESSATION OF SAID EMPLOYMENT, AND INCLUDING, BUT NOT LIMITED TO, ANY ALLEGED VIOLATION OF THE CIVIL RIGHTS ACTS OF 1964 AND 1991, THE EQUAL PAY ACT OF 1963, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (INCLUDING THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990), THE REHABILITATION ACT OF 1973, THE FAMILY AND MEDICAL LEAVE ACT OF 1993, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE EMPLOYMENT RETIREMENT INCOME SECURITY ACT OF 1974, THE NEVADA FAIR EMPLOYMENT PRACTICES ACT, THE LABOR LAWS OF THE UNITED STATES AND NEVADA, AND ANY OTHER FEDERAL, STATE OR LOCAL LAW, REGULATION OR ORDINANCE, OR PUBLIC POLICY, CONTRACT OR TORT LAW, HAVING ANY BEARING WHATSOEVER ON THE TERMS AND CONDITIONS OR CESSATION OF HIS EMPLOYMENT WITH THE COMPANY.

2.             DUE CARE. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS RECEIVED A COPY OF THIS RELEASE PRIOR TO ITS EXECUTION AND HAS BEEN ADVISED HEREBY OF HIS OPPORTUNITY TO REVIEW AND CONSIDER

THIS RELEASE FOR TWENTY-ONE (21) DAYS PRIOR TO ITS EXECUTION. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS BEEN ADVISED HEREBY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE. THE EXECUTIVE ENTERS INTO THIS RELEASE HAVING FREELY AND KNOWINGLY ELECTED, AFTER DUE CONSIDERATION, TO EXECUTE THIS RELEASE AND TO FULFILL THE PROMISES SET FORTH HEREIN. THIS RELEASE SHALL BE REVOCABLE BY THE EXECUTIVE DURING THE SEVEN (7) DAY PERIOD FOLLOWING ITS EXECUTION, AND SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD. IN THE EVENT OF SUCH A REVOCATION, THE EXECUTIVE SHALL NOT BE ENTITLED TO THE CONSIDERATION FOR THIS RELEASE SET FORTH ABOVE.

3.             RELIANCE BY THE EXECUTIVE. THE EXECUTIVE ACKNOWLEDGES THAT, IN HIS DECISION TO ENTER INTO THIS RELEASE, HE HAS NOT RELIED ON ANY REPRESENTATIONS, PROMISES OR ARRANGEMENT OF ANY KIND, INCLUDING ORAL STATEMENTS BY REPRESENTATIVES OF THE COMPANY, EXCEPT AS SET FORTH IN THIS RELEASE.

4.             MISCELLANEOUS. THE EXECUTIVE SHALL NOT DISCLOSE THE EXISTENCE OR CONTENTS OF THIS RELEASE TO ANYONE OTHER THAN HIS IMMEDIATE FAMILY, ACCOUNTANTS OR ATTORNEYS, AND THE EXECUTIVE SHALL INSTRUCT SUCH THIRD PARTIES NOT TO DISCLOSE THE SAME. THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF. IF ANY PROVISION OF THIS RELEASE IS HELD INVALID OR UNENFORCEABLE FOR ANY REASON, THE REMAINING PROVISIONS SHALL BE CONSTRUED AS IF THE INVALID OR UNENFORCEABLE PROVISION HAD NOT BEEN INCLUDED.

This GENERAL RELEASE AND COVENANT NOT TO SUE is executed by the Executive and delivered to the Company on                               .

“Executive”

SCOTT M NIELSON

STATE OF	)
) ss:
COUNTY OF	)

On this           day of                       ,        , before me, a Notary Public of the State of                       , personally appeared Scott M Nielson, to me known and known to me to be the person described and who executed the foregoing release and did then and there acknowledge to me that he voluntarily executed the same.

NOTARY PUBLIC

[Not to be signed or notarized upon execution of Employment Agreement]